CEO LETTER TO VYTA CORP, INC. SHAREHOLDERS

May 7, 2007

Dear Fellow Shareholders:

It has been more than a year since Vyta Corp completed the reorganization process, and the Directors feel it is time to give you an update on our Company. We have passed a few significant milestones in the past year and have made some excellent progress in our two joint ventures, ExypnoTech and BioAgra.

BioAgra completed construction of the manufacturing system in its Hinesville facility in April of 2006. We made the strategic decision to upgrade the entire system for extra capacity. After completion of the construction, we ran the system through a shakedown and were pleased to find that it performed well. The newly installed centrifuge required some minor repair that was quickly completed at no cost to BioAgra. The construction and shakedown period took more time and money to complete than we initially anticipated, but we have ended up with a superior production system.

There were a number of delays and expenses that required additional funds. Vyta Corp chose to provide the required financing to support BioAgra during its ramp up to manufacturing, marketing and sales stages.

Vyta Corp has, to date, invested $1.5 million in equity to construct and make improvements to the facility and has provided loans of $2.5M to BioAgra that are fully secured. To date, all of the financing obtained by the Company has been provided by Arizcan, an Arizona corporation, through various private placement transactions as detailed in our SEC filings. Vyta Corp will continue to assist BioAgra as necessary to develop its marketing, sales and any further expansion of its production lines going forward.

The delay in obtaining large scale commercial orders of Agrastim(R) and Equiforce(TM) in our selected markets has been due, in part, to the insistence of each and every one of our potential customers to run their own field trials, using their own facilities, through the life cycles of the test subjects. There are currently at least 35 companies testing Agrastim(R) in the poultry, turkey, dairy, pig, cattle, equine and aqua-culture industries and two university research projects are presently being conducted. Based on preliminary results of current field trials, Agrastim(R) continues to meet or exceed performance expectations. Agrastim(R) can be used in the feedstocks of almost all living organisms which constitute human food chain products. Agrastim(R) is a purified yeast beta 1,3/1,6-D glucan with a very high bioactivity function.

BIOAGRA UPDATE:
---------------

BioAgra now has 3 full time employees. Three technicians are required to run the production line each shift. Once full-scale production is commenced, BioAgra plans to run the production line two 12-hour shifts per day, five days a week.


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THE EXECUTIVE OFFICERS OF BIOAGRA ARE:
--------------------------------------

-    Neal Bartoletta, President and Chief Executive Officer
-    Paul H. Metzinger, Executive Vice President and acting CFO
-    Dr. Nino Sorgente, PhD., Vice President of Research and Development

KEY EMPLOYEES AND ASSOCIATES ARE:
---------------------------------

-    Chris Nunn, Plant Manager

- Sean D. Register, Vice President of Sales (a marketing organizer in the national poultry industry who has been engaged as a consultant to BioAgra, LLC.)
- William C. Lowenkamp, Jr. PhD of Lowenkamp R&D Labs International, scientific marketing advisor to BioAgra

As most of you know, effective February 28, 2007, Ms. Kristi J. Kampmann, resigned her positions as the Chief Financial Officer of Vyta Corp and BioAgra and accepted a position in the legal firm responsible for Vyta Corp's filings with the EDGAR system of the Securities and Exchange Commission. Ms. Kampmann, through that firm, continues to prepare much of the company's documentation, and works with Vyta Corp's auditors in her new position.

ITEMS OF NOTE:
--------------

BioAgra has applied with the State of Georgia to have Agrastim(R) designated as "Organic" and that application is still pending under review.

Agrastim(R) has been certified GRAS (Generally Regarded As Safe) with the FDA. The company expects this certification will help to encourage feed stock companies and distributors to buy large quantities of Agrastim(R). Having a GRAS certification means that the substance is regarded as safe under the conditions of its intended use. GRAS listing gives the company a superior competitive advantage. GRAS listing will also open up the entire EU (European Economic Union). The EU has banned the importation of food products using artificial fast growth antibiotics in the human food chain supply.

BioAgra currently operates under a license agreement with Progressive Bioactives International (PBI) holder of a pending patent application for the current manufacturing process. BioAgra anticipates additional patent protection through a second recently submitted patent application and related proprietary technology.

BioAgra has refined its process to produce Beta 1,3/1,6-D beta glucan with a bioactivity level greater than 80%. As far as we can determine, BioAgra is the only Beta glucan producer providing a written guarantee of at least 80% bioactivity level. Beta glucan is an all natural, organic and non-toxic feed additive that dramatically improves the immune systems of animals and humans. Beta glucan is derived from spent brewery, ethanol refineries and distillery yeast. It


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also greatly enhances growth in living organisms and eliminates the need to use artificial fast growth hormones and antibiotics. Bioactivity measures the ability of beta glucan to activate macrophages, the greater the activity the greater the ability to activate macrophages. Macrophages are the first cellular line of defense in fighting bacteria, viruses and other microorganisms that cause infections and sickness. Our product is generally in the 96% + bioactivity grade.

BioAgra's production system is now fully operational. The system is designed to produce up to 10,000 kilos of Agrastim(R) per month. We believe that, by the end of this year, we will have the full monthly production of 10,000 kilos of Agrastim(R) committed, which will translate into approximately $15 million in revenues on an annualized basis (based on an assumed average sale price of $150.00 per kilo) with around a 60% gross profit margin. Commercial scale orders for the product are expected within the next 60 days.

At this time BioAgra has approximately 6,700 kilos of packaged and drummed pure Agrastim(R) finished and on the floor for sale and delivery. The Agrastim(R) product is bagged and packed in 55 gallon drums with 50 kilos per drum for shipping. There are currently three containers of raw yeast at the facility. Each container yields about 2500 kilos of Agrastim(R).

On April 1, 2007, BioAgra and AHD International, LLC of Atlanta, Georgia entered into an agreement whereby AHD International has agreed to purchase Agrastim(R) for resale to their customers. The agreement includes provisions for successive five-year renewals. Provided certain minimum sales requirements are met, the agreement grants AHD International exclusive rights to distribute Agrastim(R) in all markets in Canada, Chile, Brazil, Japan, Vietnam, South Korea, Australia, New Zealand, Germany, and Denmark, as well as selected markets in South Africa, Mexico and the United States. This agreement has the potential of resulting in sales in excess of 546,000 kilos of product in the first three years, and 312,000 kilos per year thereafter, provided minimum sales required to maintain exclusivity in all markets granted under the terms of this contract, are met. Further details of this agreement are contained in the 8K Current Report filed by Vyta Corp with the Securities and Exchange Commission on April 18, 2007.

Mid South Feeds of Alma, Georgia began adding Agrastim(R) to their top 5 premium lines of dog food and their top 2 premium brands of horse feed in May 2006. Mid South has recently begun to add Agrastim(R) to their branded equine vitamin supplement, Equi-Match(TM) which has been designed to be fed as a top-dress supplement for horses in training, competition and recovery.

Mid South Feed has over 175 distributors in Florida, Georgia, Alabama, Virginia, Kentucky, North and South Carolina. Besides manufacturing dog and horse feed, Mid South also manufactures fish and shrimp feed, and starter feed for dairy cattle and swine. It has been estimated that by the time AgraStim(R) is added to all of their feeds they could use as much as 1,500 kilos per month.

Fornazor International, Inc. is also marketing Mid South's branded product, Equi-Match(TM) containing Agrastim(R).

BioAgra has begun selling its own branded supplement for horses, Equiforce(TM), containing Agrastim(R), which is a supplement designed to enhance the horse's immune system and maintain


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healthy joints. Equiforce(TM) has been specifically formulated to supply optimal levels of vitamins and minerals to meet the physiological needs of the equine athlete. Agrastim(R) (purified beta_1,3/1,6_D glucan) has been shown to maintain the immune system in horses at peak efficiency. An efficient immune system can aid in suppressing bacterial and viral infections, can aid in maintaining a healthy status, can increase stamina and increase resistance to stress so that the horse is much more active and energetic and will show greater endurance.
This product has been heartily endorsed by George W. McCommon DVM (Doctor of Veterinary Medicine) after extensive testing at Fort Valley State University's Department of Veterinary Medicine. Dr. McCommon wrote a letter to BioAgra that can be read on the web site at: http://bioagra.net/prel/ftValleyUniv_letter-042407.cfm.
------------------------------------------------------

There has been a great deal of interest in Equiforce(TM) and we expect to start receiving purchase orders for this excellent new product from a number of racetracks in Florida during the next week or so. Two racetracks have made an initial combined order of 500 pails of the supplement. We anticipate orders will increase as Equiforce(TM) is introduced into all of the other racetrack concessions supplied by this vendor. We also anticipate that individual horse owners will purchase Equiforce(TM) for their own horses.

One of the largest independent poultry producers in the world purchased an initial 700 kilos of Agrastim(R) for their own testing purposes. Those tests have been substantially completed. BioAgra anticipates receiving purchase orders from this company in the not too distant future.

In addition to the above, BioAgra has exhibited at the International Poultry Expo held in Atlanta, Georgia, in both 2005 and 2006. The International Poultry Expo is the world's largest display of products, services, and technology for the poultry and egg industry. At the 2006 Expo, according to their own statistics, 820 exhibitors filled more than 16 acres of display area in the Georgia World Congress Center with every conceivable product and service relating to the production and processing of poultry meat and eggs used by these industry groups. More than 18,000 leaders in the United States and international poultry industries attended. The U.S. industry showed up in force with 14,976 attendees. On the international side, 3,043 people traveled to Atlanta from 93 countries. Forty-nine states plus the District of Columbia and Puerto Rico were represented. Agrastim(R) has been very well received by poultry growers from the United States as well as from many foreign countries resulting in numerous meetings with individuals or groups (veterinarians, nutritionists and growers) from the poultry industry that are interested in Agrastim(R).

The market for BioAgra's product, and the biotechnology industry as a whole, has been experiencing strong and exceptional growth trends. Initially, BioAgra was focused mainly on marketing and sales efforts in the poultry production and processing industry, which is quite large, but we have been receiving a great deal of interest from various companies associated with all available markets which comprise the entire human food chain. As a result we have achieved our first truly significant agreement in the human consumption market (AHD International). To that effect, BioAgra has also begun steps to produce and market a new product under the


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trademarked name of "Purestim(TM)". This product is intended for use by other companies that manufacture neutraceuticals and dietary supplements for human consumption.

BioAgra is in the process of designing various other products based on beta glucan and other immunoenhancers and has been continuing to do basic and applied research with various universities in the United States and other countries. The results of some of these studies have led us into expanded market opportunities, and brought recognition to BioAgra as a leader in the application of advanced technologies for animal husbandry, and more recently, applications for human consumption.

EXYPNOTECH GMBH UPDATE
----------------------

TagStar/ExypnoTech form "a single business unit" for the market and together they are growing rapidly. ExypnoTech is in the business of producing RFID inlays that are developed and sold by TagStar to the market. ExypnoTech is currently operating 4 production lines for 3 shifts 5 days a week with 2 production supervisors each working 12-hour shifts. There are currently 13 full time employees, with plans to expand to 16 employees by the end of this year. Vyta Corp owns 49% of ExypnoTech GmbH and TagStar owns 51%.

Working together as one unit TagStar and Exypnotech share two of the same executives as follows:

EXYPNOTECH GMBH MANAGEMENT TEAM
-------------------------------

- Michael Kober - CEO / CTO - He is Chief Executive Officer of TagStar Systems GmbH, Germany
-    Bernhard Maier - COO / Business Development

TAGSTAR SYSTEMS GMBH MANAGEMENT TEAM
------------------------------------

-    Michael Kober - CEO, Research & Development
-    Bernhard Maier - Sales & Marketing
-    Andreas Weichselgartner - Production
-    Peter Hahn - Finances

The second production line went into service last year and the third production machine, which had been expected to be delivered last year, was delayed due to some technical issues until the beginning of January, and the forth line was delivered in the beginning of April. There were some minor difficulties at the startup of the new Swiss machines but Michael Kober tells me that he is very confident that these machines will all produce the inlays according to TagStar's exacting quality requirements with a rejection rate of 1% or less. To extend production capacity even further Michael is planning to order one new line within the next 5 weeks (for delivery by the end of August) and another line by the end of this year (for delivery next year).


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ExypnoTech had to decline a 20 million inlay order because they do not have enough production capacity to take on the extra work at this time. We are in contact with them to see if there is any way that we can help them to get additional financing to purchase new equipment in order to allow them to fulfill this huge order and any others that are in the pipeline, on a timely basis.

Last year ExypnoTech produced approximately 19 million smart inlays for TagStar and TagStar plans to sell around 40 million inlays this year. They currently expect to produce approximately 80 million inlays in 2008 and around 120 million inlays in 2009. Based on current trends, TagStar/ExypnoTech is quickly moving into a dominant position in the RFID industry.

As of December 31, 2006, ExypnoTech had recorded revenues of $1,271,198 for the quarter and net income of $88,538. Six months revenues were $1,839,740 with a net income of $164,749. This represents a 69% increase in revenues over the previous quarter and a 54% increase in net income, with a 57% increase in revenues of $1,045,196 over the comparable six months period of 2005. So you can see that our 49% owned joint venture partner is working very hard to grow the company and to increase profits. Vyta Corp expects possibly to start receiving revenues from ExypnoTech sometime in late 2008 once the expansion costs level off and some part of the profits can be distributed.

SOME CUSTOMERS AND ITEMS OF NOTE:

Around July 2006, TagStar and Magellan Technologies announced that the two companies were cooperating on a new PJM (Phase Jitter Modulation) project. TagStar Systems has developed a series of 13.56 MHz smart inlays for PJM (Phase Jitter Modulation) technology complying with ISO 18000 Part 3 Mode 2 which are available in various dimensions and formats. These high-speed inlays are produced using TagStar's proprietary mass-production processes (made with ExypnoTech's proprietary ultrasonic bonding system). Magellan's PJM technology is said to be over ten times faster than many existing HF RFID technologies, and allows for the stacking of RFID labels (optimized for applications where many hundreds of tags are stacked tightly or need to be identified in any orientation) as it is required for pharmaceuticals, document management, medical, casino gaming and jewelry tracking. TagStar joined Magellan's TeamPJM partner program in March 2005. Since this time TagStar has been working very closely with Magellan Technology to develop and produce a range of smart inlays based on recyclable aluminum antenna materials. TagStar's PJM inlays are available through Magellan Technology's sales channels at this time.

Biomet, Inc. has been testing the use of Tagstar's inlays in 4 by 8 centimeter tags from Aivar Technologies to track knee replacement parts.

TagStar inlays are also being used in Breeze RFID cards for the MARTA transportation system in Atlanta, GA. It has been publicly stated, "The rollout of Breeze is one of the most important efforts MARTA has ever undertaken." Installation of the Breeze system began in December 2005.


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Infineon has posted TagStar as a preferred partner on the Infineon web site.

TagStar/ExypnoTech have other customers that have not yet been publicly disclosed.

In addition to Vyta Corp's two joint ventures, in January 2007, the Company signed a six month Technology Agreement to permit a prospective licensee the opportunity to conduct a market survey relating to its NCOS(TM) technology. Recent discussions with principals of this potential licensee have led us to believe that this Technology Agreement will likely mature into a royalty paying commercial license, the terms and conditions of which are under negotiation between the Company and the prospective licensee.

My responsibility as President and CEO of Vyta Corp is to develop and implement the strategies necessary to grow our businesses profitably, thereby increasing shareholder value. Vyta Corp and our joint venture partners, the management teams of BioAgra and Exypnotech, are focused on achieving improved financial performance and growth in production, marketing and sales. Together, we are making great strides in that direction.

In the coming months we look forward to releasing more information on further material developments and events as they occur, which will be disclosed in the company's filings and in press releases

Thank you for your continued support.

Sincerely,

Paul H. Metzinger
President and Chief Executive Officer
Vyta Corp

This announcement contains forward-looking statements about Vyta Corp, which may involve risks and uncertainties. Important factors relating to the Company's operations could cause results to differ materially from those in forward looking statements and further detailed in filings with the Securities and Exchange Commission available at the SEC website (http//www.sec.gov). All forward-looking statements are based on information available to Vyta Corp on the date hereof and Vyta Corp assumes no obligation to update such statements.


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